Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-132459

                           PROSPECTUS SUPPLEMENT NO. 7
             (to Prospectus dated March 29, 2006, as supplemented by Prospectus Supplement No. 1 dated May 31, 2006, Prospectus Supplement No. 2 dated June 30, 2006, Prospectus Supplement No. 3 dated July 27, 2006,
              Prospectus Supplement No. 4 dated September 1, 2006,
              Prospectus Supplement No. 5, dated December 1, 2006,
             and Prospectus Supplement No. 6, dated January 4, 2007)

                            PRO-PHARMACEUTICALS, INC.

                        7,300,000 SHARES OF COMMON STOCK

                                 --------------

        This Prospectus Supplement No. 7 supplements the Prospectus dated March 29, 2006 (as supplemented by Prospectus Supplement No. 1 dated May 31, 2006, Prospectus Supplement No. 2 dated June 30, 2006, Prospectus Supplement No. 3 dated July 27, 2006, Prospectus Supplement No. 4 dated September 1, 2006, Prospectus Supplement No. 5 dated December 1, 2006, and Prospectus Supplement No. 6 dated January 4, 2007, relating to the offer and sale of (i) up to 5,150,000 shares of our Common Stock, par value $0.001 per share, issuable upon the conversion or redemption of, or as interest payments on, our 7% Convertible Debentures (the "Debentures") and (ii) up to 2,150,000 shares of our Common Stock issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants"). We issued and sold the Debentures and Warrants on February 14, 2006.

        The Debentures state that we may elect to make redemption and interest payments thereunder in cash or shares of our Common Stock. On January 25, 2007, we provided notice to the initial holders of the Debentures that we have elected to pay the interest and principal due March 1, 2007 in shares of our Common Stock.

        This prospectus supplement should be read in conjunction with the Prospectus dated March 29, 2006, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the Prospectus.

        Investing in the shares of Common Stock issued pursuant to the Debentures or upon exercise of the Warrants involves substantial risks. See "Risk Factors" beginning on page 4 of the Prospectus dated March 29, 2006.

        Our Common Stock is listed on the American Stock Exchange under the symbol "PRW". The last reported price of our Common Stock on January 29, 2007 was $0.32 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement No. 7 is January 30, 2007.